Exhibit 10.10
September 1, 2006
Tony Thornley
Re:      Position on the Board of Directors of Cavium Networks
Dear Tony:
     First of all, I want to thank you for taking the time to meet with me and the other members of the Cavium Networks board of directors and Officers of the company during your August visit. The feedback from all involved was very positive!
     It is my sincere pleasure to offer you the position of Director on the Cavium Networks (“Cavium”) Board of Directors (the “Board”). We anticipate many exciting opportunities at the company and believe that your experience and background will greatly assist us in meeting those opportunities. Upon your acceptance of the terms provided herein, I will recommend to the Board that you be nominated as a Director, to be appointed at our next Board meeting.
     Upon your appointment as a Director, I will recommend to the Board that you be granted an option to purchase up to 50,000 shares of Cavium common stock, at the fair market value on the date of grant, under Cavium’s 2001 Stock Incentive Plan (the “Plan”). Your options will vest monthly in equal increments over a 48-month period, for so long as you continue to serve as a Director, until the entire grant is vested. In the event there is a Change in Control of Cavium, 100% of all your unvested stock options and/or stock will vest immediately upon such a Change in Control. All terms and conditions of the option will be set forth in the Plan and Cavium’s form of stock option agreement, grant notice, exercise notice and other documents relating to the Plan.
     We will reimburse reasonable out-of-pocket expenses incurred in connection with your service as a Director in accordance with Cavium’s established reimbursement policies, including reasonable travel expenses associated with attending Cavium Board meetings. As you know, as a Director, you will not be entitled to any of the other benefits that Cavium Networks makes available to its employees.
     In your capacity as a Director of Cavium, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person or entity to whom you have an obligation of confidentiality. Rather, you will be expected to use only information that is generally known and used by persons with training and experience comparable to your own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided or developed by Cavium.

     In addition, during the term of your services as a Director and after termination of such services, you will not disclose any of Cavium confidential proprietary information, or any information of a third party provided to you by Cavium, which includes but is not limited to, all non-public tangible and intangible manifestations regarding patents, copyrights, trademarks, trade secrets, technology, inventions, works of authorship, business plans, data or any other confidential knowledge without the prior written consent of Cavium.
     This letter and the stock option documentation referred to herein, constitutes the entire agreement between you and Cavium. This agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in a writing signed by a duly authorized officer of Cavium.
     If the terms of this letter are acceptable to you, and to indicate your willingness to serve on Cavium’s Board, please sign and date this letter below. We look forward to your favorable reply and to a productive and enjoyable future relationship.

Very truly yours,

By:	/s/ Syed Ali Syed Ali
President and CEO
Cavium Networks
Accepted:

/s/ Tony Thornley Tony Thornley	9/20/2006 Date